Exhibit (h)(9)

MORGAN STANLEY DEAN WITTER

                                         MORGAN STANLEY & CO. INCORPORATED
                                         1221 AVENUE OF THE AMERICAS, 28th FLOOR
                                         NEW YORK, NEW YORK 10020


The following terms and conditions dated as of June 19, 2000 supplement (i) the Master Securities Loan Agreement between MS Securities Services Inc. ("Borrower") and Nvest Kobrick Investment Trust on behalf of each of the funds listed on Schedule B thereto, as may be amended and supplemented from time to time to add additional funds (each, a "Lender"; collectively the "Lenders"), dated as of June 19, 2000 (the "Agreement") and (ii) the Master Securities Loan Agreement between Morgan Stanley & Co. Incorporated (also, "Borrower"and, together with MS Securities Services Inc., the "Borrowers") and Nvest Kobrick Investment Trust on behalf of each of the funds listed on Schedule B thereto, as may be amended and supplemented from time to time to add additional funds (each also a "Lender"; collectively the "Lenders"), dated as of June 19, 2000 (also, the "Agreement").

Borrowers hereby agree to pay each Lender the minimum fee as set forth in Appendix A hereto (the "Minimum Fee") which shall be payable in monthly installments over the twelve (12) month period commencing as of _______________________(the "Lending Period") and any additional fees resulting from Borrowers' actual usage of that Lender's securities, calculated as set forth in subparagraphs (b) and (i) below (the Minimum Fee and any additional fees shall be referred to collectively as the "Fee"). The fee arrangement as described in this Letter Agreement shall be subject to the following terms and conditions:

(a) Borrowers' portfolio evaluations are based upon the contents of each Lender's portfolios as of the date indicated in Schedule B (the "Portfolio Valuation Date"). Each Lender hereby agrees, as consideration for the Fee, to lend its equity securities (collectively, "Borrowable Securities") exclusively to Borrowers subject to the maximum percentage of a Lender's total assets that may be lent to Borrowers as disclosed by Lender or as may be otherwise limited by Lender in writing. Lenders and Borrowers agree that for each Lender, such maximum percentage is 33 1/3% of such Lender's total assets.

(b) Each Lender acknowledges that Borrowers have set the relevant Fee on the understanding that the Borrowable Securities are not subject to restrictions on transferability in any way by a Lender, other than restrictions set forth in an Agreement or in this Letter Agreement.

(c) If on a particular day that a Borrower seeks to enter into a Loan hereunder the net asset value of a Lender or the market value of Borrowable Securities issued within a particular jurisdiction held by a Lender decreases by more than 10% from the Portfolio Valuation Date, the parties may agree to reduce the Fee on a pro rata basis.

(d) If on a particular day that a Borrower seeks to enter into a Loan hereunder the net asset value of a Lender or the market value of Borrowable Securities issued within a particular jurisdiction held by a Lender increases by more than 10% from the Portfolio Valuation Date, the parties may agree to increase the Fee on a pro rata basis provided Borrower is able to use the additional Borrowable Securities in such Lender.

(e) If during the Lending Period (i) a Lender informs Borrower in writing that certain Borrowable Securities (other than Borrowable Securities unavailable due to the restrictions set forth in (a) above or in an Agreement) are unavailable for lending, (ii) any change occurs (whether retrospective or otherwise) which is verifiable by reference to any public statute, regulation or other public announcement on the part of any relevant governmental or fiscal agency or body; and relates to any existing tax rate or other relevant fiscal rates in relation to any dividends; (iii) Borrower or a Lender, acting reasonably, and after having taken appropriate legal advice, determines that any change in tax or fiscal laws or regulations or any political, operational, settlement or other risks, adversely affects the securities lending arrangement under this Paragraph (e) or (iv) a Lender recalls or sells Borrowable Securities that relates to a Loan prior to a record date and it affects the expected securities lending revenue for such Loan, Borrower and such Lender will discuss the appropriateness of modifying the Fee.

(f) Borrowers will provide to each Lender a monthly reporting of each Lender's securities lending activity and such other reports as (i) Lender may reasonably request from time to time and (ii) will allow Lender to calculate Borrowers Net Revenue (as defined below).

(g) Each Lender in the reinvestment of cash collateral shall use its best efforts to achieve competitive market rates with respect to overnight cash reinvestment, as mutually agreed to by the parties from time to time. Borrowers shall be entitled to all such monies earned on each Lender's reinvestment of cash collateral and such monies shall be remitted to Borrowers monthly.

(h) Borrowers shall at all times have the right to request from any Lender an update of portfolio information, including information with respect to the size and value of any portfolio from which Borrowers may borrow, and such information shall not be unreasonably withheld.

(i) The amount of the Fee for the Lending Period may increase if Borrowers increase their usage of Borrowable Securities of a Lender beyond currently contemplated levels. Borrowers agree to share Borrower Net Revenue (as defined below) with such Lender in accordance with the following formula:

     Borrowers Net Revenue = (Borrower securities lending fee revenues from the Borrowable Securities since the commencement of the Lending Period) LESS (transaction fees paid by Borrowers, including taxes) LESS (the Minimum
     Fee).

     Should Borrowers Net Revenue, as defined above, exceed the Benchmark Amount set forth in Appendix A for the relevant Lender, any such excess amount of Borrowers Net Revenue over the Benchmark Amount shall be split in the following proportions: 90% to the Lender and 10% to Borrowers.

(j) The parties hereto shall have the right to terminate this fee arrangement upon sixty (60)days prior written notice for any reason, provided that the parties shall have continuing obligations with respect to transactions entered into prior to any such termination. The parties understand and acknowledge that in the event of such termination, installment payments in respect to the Fee will cease as of the date of termination.

(k) Borrowers and the Lenders will jointly review their performance under this Agreement on a quarterly basis.

(l) Borrowers represent to each Lender that, as of the date hereof, the senior debt of Morgan Stanley Dean Witter & Co. is rated Aa3 by Moody's Investors Service and AA- by Standard & Poor's.

(m) Borrowers represent that MS Securities Services Inc. is a wholly owned subsidiary of Morgan Stanley & Co. Incorporated.

(n) Each Borrower represents that there has been no development in the business or affairs of Borrower which development has resulted in or which likely, in the reasonable judgment of Borrower, based on evaluations conducted in the ordinary course of business, to result in a material adverse change in its financial condition which would affect Borrower's ability to perform hereunder.

The parties agree that this Letter Agreement shall constitute a separate and discrete agreement between Borrowers and each Fund, as if set out in a separate writing executed only by Borrowers and by or on behalf of such Fund alone.
Notwithstanding any other provision of this Letter Agreement or any relevant Master Securities Lending Agreement, no Fund shall have any obligation or incur any liability in respect of any Loan entered into by or on behalf of, or any action, omission, or course of dealing of or in respect of, any other Fund.

Each Fund hereby represents to Borrowers that a copy of the "Agreement and Declaration of Trust" of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations


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

arising out of this instrument are not binding upon any of the Trustees, officers, or shareholders individually but are binding only upon the assets and property of the Trust.

THIS SUPPLEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Except as otherwise set forth herein, the Agreement shall remain unchanged and in full force and effect. From and after the date hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.

                                                NVEST KOBRICK INVESTMENT TRUST
MORGAN STANLEY & CO.                            ON BEHALF OF EACH OF THE FUNDS
INCORPORATED                                    IDENTIFIED ON APPENDIX A


By: /s/ Martin R. Tell                          By: /s/ Richard Goldman
   ----------------------------                    ----------------------------
Name: Martin R. Tell                            Name: Richard Goldman
Title:   Managing Director                      Title: Secretary


MS SECURITIES SERVICES INC.


By: /s/ Martin R. Tell
   ----------------------------
Name: Martin R. Tell
Title:  President


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

                                   Appendix A

                                                ASSET VALUE AS OF
                                                APRIL 11, 2000          TOTAL ASSET VALUE         MINIMUM         BENCHMARK
LENDER                           COUNTRY        BY COUNTRY              AS OF APRIL 11, 2000      FEE             AMOUNT
Kobrick Capital Fund               USA          $ 350,616,789           $ 350,616,789             $350,000        $ 75,000

Kobrick Emerging Growth Fund       USA          $ 149,975,538           $ 149,975,538             $350,000        $100,000

Kobrick Growth Fund                USA          $ 117,446,113           $ 117,446,113             $100,000        $ 25,000


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